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December 10, 2018

Wilmington Trust, National Association, as Trustee under the Indenture referred to below
50 South Sixth Street/Suite 1290
Minneapolis, MN 55402
Attention:    Corporate Capital Markets-Kennedy Wilson Administrator

Re:	Kennedy Wilson, Inc. — Supplemental Indenture No. 10 Dated as of December 10, 2018
Ladies and Gentlemen:
We have acted as special counsel to Kennedy-Wilson, Inc., a Delaware corporation (the “Company”), in connection with the execution and delivery of that certain Supplemental Indenture No. 10, dated as of December 10, 2018 (the “Tenth Supplemental Indenture”), by and among the Company, Meyers Research, LLC, a Delaware limited liability company (the “Released Entity”), the other Guarantor parties thereto, and you, as trustee, to that certain Indenture (the “Base Indenture”), dated as of March 25, 2014, between the Company and you, as trustee, as amended by that certain Supplemental Indenture No. 1 (the “First Supplemental Indenture”), dated as of March 25, 2014, that certain Supplemental Indenture No. 2 (the “Second Supplemental Indenture”), dated as of September 5, 2014, that certain Supplemental Indenture No. 3 (the “Third Supplemental Indenture”), dated as of November 11, 2014, that certain Supplemental Indenture No. 4 (the “Fourth Supplemental Indenture”), that certain Supplemental Indenture No. 5 (the “Fifth Supplemental Indenture”), dated as of February 11, 2016, that certain Supplemental Indenture No. 6 (the “Sixth Supplemental Indenture”), dated as of May 19, 2016, that certain Supplemental Indenture No. 7 (the “Seventh Supplemental Indenture”), dated as of April 13, 2017, that certain Supplemental Indenture No. 8 (the “Eighth Supplemental Indenture”), dated as of February 16, 2018, and that certain Supplemental Indenture No. 9 (the “Ninth Supplemental Indenture”), dated as of March 2, 2018 (the Base Indenture, together with the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture, the Fifth Supplemental Indenture, the Sixth Supplemental Indenture, the Seventh Supplemental Indenture, the Eighth Supplemental Indenture, and the Ninth Supplemental Indenture, the “Indenture”). This letter is being furnished to you, as trustee, pursuant to Section 10.09 of the First Supplemental Indenture and Sections 9.7 and 10.4 of the Base Indenture.
As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. We have examined, among other things, the following:
(i)    the Indenture, including Article X of the First Supplemental Indenture;

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(ii)    the Tenth Supplemental Indenture; and
(iii)    the Officer’s Certificate (as defined in the Indenture), dated as of the date hereof, as to, among other things, the conditions precedent and covenants under the Indenture for the execution of the Tenth Supplemental Indenture, which Officer’s Certificate you have informed us has been delivered to you.
We have read the conditions precedent, covenants and the related definitions in the Indenture relating to the execution and delivery of the Tenth Supplemental Indenture and have made such examinations and investigations as we considered necessary to enable us to express an informed opinion as to whether or not there has been compliance with such conditions precedent and covenants.
Except as otherwise stated herein, as to factual matters, we have, with your consent, relied upon oral or written statements and representations of officers and other representatives of the Company, the Released Entity and others. We have not independently verified such factual matters. Additionally, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.
We are opining herein as to the effect on the subject transaction only of the internal laws of the State of New York, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.
Subject to the foregoing and the other matters set forth herein, as of the date hereof, it is our opinion that all conditions precedent and covenants provided for in the Indenture relating to the amendment of the Indenture pursuant to the Tenth Supplemental Indenture, the execution and delivery of the Tenth Supplemental Indenture and the release of the Released Entity from its Guaranty, have been complied with, and such execution and delivery are authorized or permitted by the Indenture.
Our opinions are subject to the following: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing and the discretion of the court before which a proceeding is brought; and (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability, where such indemnification or contribution is contrary to public policy. We express no opinion or confirmation with respect to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies, to the extent such provisions are deemed to constitute a penalty; (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies or judicial relief; (c) the waiver of rights or defenses contained in Section 4.4 of the Base Indenture; (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public

December 10, 2018 Page 4

policy; (e) any provision permitting, upon acceleration of the Notes (as defined in the First Supplemental Indenture), collection of that portion of the stated principal amount thereof that might be determined to constitute unearned interest thereon; (f) provisions purporting to make a guarantor primarily liable rather than as a surety and provisions purporting to waive modifications of any guaranteed obligation, to the extent such modification constitutes a novation; and (g) the severability, if invalid, of provisions to the foregoing effect. We express no opinion or confirmation as to federal or state securities laws, tax laws, antitrust or trade regulation laws, insolvency or fraudulent transfer laws, antifraud laws, compliance with fiduciary duty requirements, pension or employee benefit laws, usury laws, environmental laws, margin regulations, rules of the Financial Industry Regulatory Authority, Inc. or stock exchange rules (without limiting other laws excluded by customary practice).
Insofar as our opinions require interpretation of the Indenture, (i) we have assumed that courts of competent jurisdiction would enforce the Indenture in accordance with its plain meaning, (ii) to the extent that any questions of legality or legal construction have arisen in connection with our review, we have applied the laws of the State of New York in resolving such questions, (iii) we express no opinion with respect to any breach or default under the Indenture that would occur only upon the happening of a contingency and (iv) we express no opinion with respect to any matters that would require us to perform a mathematical calculation or make a financial or accounting determination.
With your consent, we have assumed that (a) the Indenture and the Tenth Supplemental Indenture have been duly authorized, executed and delivered by, and constitute legally valid and binding obligations of, the parties thereto other than the Company and the guarantors party thereto, enforceable against each of them in accordance with their respective terms, and (b) the status of the Indenture or the Tenth Supplemental Indenture as legally valid and binding obligations of the parties thereto is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities, provided that we make no such assumption to the extent we have specifically opined as to such matters with respect to the Company herein.
This letter is furnished only to you in your capacity as trustee under the Indenture and is solely for your benefit in connection with the matter referenced in the first paragraph. This letter may not be relied upon by you for any other purpose, or furnished, assigned or quoted to, or relied upon by, any other person, firm or other entity for any purpose without our prior written consent, which may be granted or withheld in our sole discretion.
Very truly yours,

DRAFT